Exhibit 99.1

333 West Wacker Drive
Chicago IL 60606
Tel: +1 312 897-4000

Contact	Matt Schuler	Date	July 3, 2019
Telephone:	+1-312-897-4192	Email:	matt.schuler@lasalle.com

JLL Income Property Trust
Acquires Medical Office Buildings in San Diego

Chicago (July 3, 2019) - JLL Income Property Trust, an institutionally managed daily NAV REIT (NASDAQ: ZIPTAX; ZIPTMX; ZIPIAX; ZIPIMX) today announced the acquisition of Genesee Plaza, a Class A, two-building medical office campus in San Diego, California. The property was acquired below its estimated replacement cost for approximately $90 million.

The medical office sector has been identified as a defensive, low beta real estate investment strategy for late cycle investing by LaSalle Investment Management’s Research & Strategy group as they continually evaluate the latest macro and micro economic trends.

“The acquisition of Genesee Plaza is a strong fit for JLL Income Property Trust’s focus on medical office buildings as they have historically featured higher tenant retention and delivered stable income. Our focus on reducing risk within our portfolio as we get later in the current economic cycle stems from our investment objectives to deliver stable income and protect stockholder value,” said Allan Swaringen, President and CEO of JLL Income Property Trust. “While we remain underweight to the office property sector which accounts for only 14% of our $2.8 billion portfolio, four of our six office properties are medical office buildings.”

“Medical office fundamentals remain strong as evidenced by low vacancy rates, healthy net absorption and the balanced introduction of new supply. As healthcare delivery in the U.S. continues to transition to outpatient settings, Class A MOBs like Genesee Plaza are well-positioned to help meet JLL Income Property Trust’s objective of providing attractive returns to investors,” said Steve Bolen, LaSalle’s Head of U.S. Healthcare Real Estate. “With an eighteen-year track record of identifying and executing opportunities in the medical office space, this acquisition brings LaSalle’s MOB transaction count to 93 buildings with an aggregate value of over $2.5 billion.”

Genesee Plaza is located at a prominent intersection in San Diego’s University Town Center benefiting from access to major highway systems and a strong surrounding daytime foot traffic from local businesses. The property’s location is in close proximity to the University of California, San Diego and Scripps Hospital Campuses. The property’s coastal infill location has seen severe supply constraints with high barriers to entry from both geographic barriers and zoning restrictions.

JLL Income Property Trust is an institutionally managed, daily NAV REIT that gives investors access to a growing portfolio of commercial real estate investments selected by an institutional investment management team and sponsored by one of the world’s leading real estate services firms.

For more information on JLL Income Property Trust, please visit our website at www.jllipt.com.

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About JLL Income Property Trust (NASDAQ: ZIPTAX; ZIPTMX; ZIPIAX; ZIPIMX),
Jones Lang LaSalle Income Property Trust, Inc. is a daily NAV REIT that owns and manages a diversified portfolio of high quality, income-producing apartment, industrial, office and retail properties located in the United States. JLL Income Property Trust expects to further diversify its real estate portfolio over time, including on a global basis. For more information, visit www.jllipt.com.

About LaSalle Investment Management
LaSalle Investment Management, Inc., a member of the JLL group and advisor to JLL Income Property Trust, is one of the world’s leading real estate investment managers with approximately $64 billion equity and debt investments under management (as of Q4 2018). LaSalle’s diverse client base includes public and private pension funds, insurance companies, governments, corporations, endowments and private individuals from across the globe. LaSalle sponsors a complete range of investment vehicles including separate accounts, open and closed-end funds, public securities and entity-level investments. LaSalle is a wholly-owned, operationally independent subsidiary of Jones Lang LaSalle Inc. (NYSE: JLL), one of the world’s largest real estate companies. For more information please visit www.lasalle.com.

Forward Looking Statements and Future Results
This press release may contain forward-looking statements with respect to JLL Income Property Trust. Forward-looking statements are statements that are not descriptions of historical facts and include statements regarding management’s intentions, beliefs, expectations, research, market analysis, plans or predictions of the future. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements. Past performance is not indicative of future results and there can be no assurance that future dividends will be paid.